                                  $7,000,000.00







                           LOAN AND SECURITY AGREEMENT

                                 by and between

                           BONE, MUSCLE & JOINT, INC.

                                (the "Borrower")

                                       and


                               HCFP FUNDING, INC.

                                 (the "Lender")





                                 March 28, 1997

                           LOAN AND SECURITY AGREEMENT


         THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of this 28th day of March, 1997, by and between BONE, MUSCLE & JOINT, INC., a Delaware corporation (the "Borrower"), and HCFP FUNDING, INC., a Delaware corporation ("Lender").

                                    Recitals

         A. Borrower desires to establish certain financing arrangements with and borrow funds from Lender, and Lender is willing to establish such arrangements for and make loans and extensions of credit to Borrower with respect to the medical practice of Southern California Orthopedic Institute Medical Group (the "Medical Group") that is managed by Borrower pursuant to the Management Services Agreement dated November 22, 1996, as amended, on the terms and conditions set forth below.

         B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

         NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         Section 1.1. Account. "Account" means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance.

         Section 1.2. Account Debtor. "Account Debtor" means any Person obligated on any Account of Borrower, including without limitation, any Insurer and any Medicaid/Medicare Account Debtor.

         Section 1.3. Affiliate. "Affiliate" means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, at least 50.1% of the outstanding voting securities or other ownership interests of such corporation or other entity.

         Section 1.4. Agreement. "Agreement" means this Loan and Security Agreement, as it may be amended or supplemented from time to time.

         Section 1.5. Base Rate. "Base Rate" means a rate of interest equal to one and three quarters percent (1.75%) above the "Prime Rate of Interest".

         Section 1.6. Borrowed Money. "Borrowed Money" means any obligation to repay money, any indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement and the net aggregate rentals under any lease which under GAAP would be capitalized on the books of the Borrower or which is the substantial equivalent of the financing of the property so leased.

         Section 1.7. Borrower. "Borrower" has the meaning set forth in the Preamble.

         Section 1.8. Borrowing Base. "Borrowing Base" has the meaning set forth in Section 2.1(d).

         Section 1.9. Business Day. "Business Day" means any day on which financial institutions are open for business in the State of Maryland, excluding Saturdays and Sundays.

         Section 1.10. Closing; Closing Date. "Closing" and "Closing Date" have the meanings set forth in Section 5.3.

         Section 1.11. Collateral. "Collateral" has the meaning set forth in
Section 3.1.

         Section 1.12. Commitment Fee. "Commitment Fee" has the meaning set forth in Section 2.4(a).

         Section 1.13. Concentration Account. "Concentration Account" has the meaning set forth in Section 2.3.

         Section 1.14. Controlled Group. "Controlled Group" means a "controlled group" within the meaning of Section 4001(b) of ERISA.

         Section 1.15. INTENTIONALLY DELETED

         Section 1.16. Default Rate. "Default Rate" means a rate per annum equal to three percent (3%) above the then applicable Base Rate.

         Section 1.17. ERISA. "ERISA" has the meaning set forth in Section 4.12.

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         Section 1.18. Event of Default. "Event of Default" and "Events of
Default" have the meanings set forth in Section 8.1.

         Section 1.19. GAAP. "GAAP" means generally accepted accounting principles applied in a matter consistent with the financial statements referred to in Section 4.7.

         Section 1.20. Governmental Authority. "Governmental Authority" means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

         Section 1.21. Hazardous Material. "Hazardous Material" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental statute, rule or regulation or any Governmental Authority.

         Section 1.22. Highest Lawful Rate. "Highest Lawful Rate" means the maximum lawful rate of interest referred to in Section 2.7 that may accrue pursuant to this Agreement.

         Section 1.23. Insurer. A Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with the Medical Group to compensate the Medical Group for providing services to a Patient.

     Section 1.24.  Lender.  "Lender" has the meaning set forth in the Preamble.

     Section 1.25.  Loan.  "Loan" has the meaning set forth in Section 2.1(a).

         Section 1.26. Loan Documents. "Loan Documents" means and includes this Agreement, the Note, and each and every other document now or hereafter delivered by or on behalf of the Borrower in connection with the transactions evidenced by this Agreement, as any of them may be amended, modified, or supplemented from time to time.

         Section 1.27. Loan Management Fee. "Loan Management Fee" has the meaning set forth in Section 2.4(c).

     Section 1.28.  INTENTIONALLY DELETED

     Section 1.29.  INTENTIONALLY DELETED

     Section 1.30. Maximum Loan Amount. "Maximum Loan Amount" has the meaning set forth in Section 2.1(a).

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         Section 1.31. Medicaid/Medicare Account Debtor. "Medicaid/ Medicare
Account Debtor" means any Account Debtor which is (i) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or
(iii) any agent, carrier, administrator or intermediary for any of the foregoing.

         Section 1.31A. Medical Group. "Medical Group" has the meaning set forth in the Recitals to this Agreement.

         Section 1.32. Medical Services. Medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by the Medical Group which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by the Medical Group to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

         Section 1.33. Note. "Note" has the meaning set forth in Section 2.1(c).

         Section 1.34. Obligations. "Obligations" has the meaning set forth in
Section 3.1.

         Section 1.35. Patient. Any Person receiving Medical Services from the Medical Group and all Persons legally liable to pay the Medical Group for such Medical Services other than Insurers.

         Section 1.36. Permitted Liens. "Permitted Liens" means: (a) liens for taxes not delinquent, or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Lender's reasonable discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (b) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (d) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made (provided that such proceedings do not, in Lender's reasonable discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein); (e) liens and encumbrances in favor of Lender;
(f) liens granted in connection with the lease or purchase of property or assets financed by borrowings permitted by

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Section 7.1 (provided, however, that no such borrowing permitted by Section 7.1 may be secured by liens on any of the Collateral); (g) judgment liens not affecting the Collateral to the extent the entry of such judgments does not constitute an Event of Default under the terms of this Agreement; (h) statutory landlord's liens not affecting the Collateral under leases to which the Borrower or any of its Subsidiaries is a party; (i) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of any such real property; (j) liens not affecting the Collateral securing obligations under capital leases to the extent such capital leases are permitted by the provisions of this Agreement and (k) liens set forth on Schedule 1.36.

         Section 1.37. Person. "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

     Section 1.38.  Plan.  "Plan" has the meaning set forth in Section 4.12.

         Section 1.39. Premises. "Premises" has the meaning set forth in Section 4.14.

         Section 1.40. Prime Rate of Interest. "Prime Rate of Interest" means that rate of interest designated by Fleet National Bank of Connecticut, N.A., or any successor thereto, as the same may from time to time fluctuate.

         Section 1.41. Prohibited Transaction. "Prohibited Transaction" means a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code.

         Section 1.42. Qualified Account. "Qualified Account" means an Account of Borrower generated in the ordinary course of the Medical Group 's business from the sale of goods or rendition of Medical Services which Lender, in its reasonable judgment, deems to be a Qualified Account. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion thereof is payable by an individual beneficiary, recipient or subscriber individually and not to Borrower by a Medicaid/Medicare Account Debtor or an Insurer; (b) the Account remains unpaid more than one hundred fifty (150) days past the invoice date; (c) the Account is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent thereof); (d) any part of any goods the sale of which has given rise to the

Account has been returned, rejected, lost, or damaged prior to delivery; (e) if the Account arises from the sale of goods by the Medical Group, such sale was not an absolute sale or on consignment or on approval or on a sale-or-return basis or subject to any other repurchase or return agreement, or such goods have not been shipped to the Account Debtor; (f) if the Account arises from the performance of services, such services have not actually been performed or were undertaken in violation of any law; (g) the Account is subject to a lien other than a Permitted Lien; (h) the Borrower knows or should have known of the bankruptcy, receivership, reorganization, or

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insolvency of the Account Debtor obligated on the Account; (i) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (j) the Account is an Account of an Account Debtor domiciled outside the United States; (k) the Account Debtor is an Affiliate or subsidiary of Borrower; (l) more than twenty percent (20%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are outstanding more than one hundred eighty (180) days past their invoice date; (m) fifty percent (50%) or more of the aggregate unpaid Accounts from any individual Account Debtor are not deemed Qualified Accounts hereunder; (n) the total unpaid Accounts of the Account Debtor, except for a Medicaid/Medicare Account Debtor, exceed thirty percent (30%) of the net amount of all Qualified Accounts (including Medicaid/Medicare Account Debtors) and such Account Debtor (if an Insurer) has a Best's rating lower than A; (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; or (p) the Account fails to meet such other specifications and requirements which may from time to time be established by Lender in its reasonable credit judgment.

         Section 1.43. Reportable Event. "Reportable Event" means a "reportable event" as defined in Section 4043(b) of ERISA.

         Section 1.44. Revolving Credit Loan. "Revolving Credit Loan" has the meaning set forth in Section 2.1(b).

     Section 1.45.  Term.  "Term" has the meaning set forth in Section 2.8.


                                   ARTICLE II

                                      LOAN

         Section 2.1. Terms.

             (a) The maximum aggregate principal amount of credit extended by Lender to Borrower hereunder (the "Loan") that will be outstanding at any time is Seven Million and No/100 Dollars ($7,000,000.00) (the "Maximum Loan Amount").


             (b) The Loan shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of the Borrower from time to time under this Article II (each a "Revolving Credit Loan") up to the Maximum Loan Amount depending upon the availability in the Borrowing Base, the requests of Borrower pursuant to the terms and conditions of Section 2.2 below, and on such other basis as Lender may reasonably determine. The outstanding principal balance of the Loan may fluctuate from time to time, be reduced by repayments made by Borrower (which may be made without penalty or premium), and may be increased or reborrowed by future Revolving Credit Loans, advances and other extensions of credit to or for the benefit of Borrower, and shall be due and payable in full upon the expiration of the Term. For purposes of this Agreement, any determination as to

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whether there is ability within the Borrowing Base for advances or extensions of credit shall be made by Lender in its reasonable discretion and is final and binding upon Borrower absent manifest error.

             (c) At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing the Borrower's unconditional obligation to repay Lender for Revolving Credit Loans, advances, and other extensions of credit made under the Loan, in the form of Exhibit A to this Agreement (the "Note"), dated the date hereof, payable to the order of Lender in accordance with the terms thereof. The Note shall bear interest from the date thereof until repaid, with interest payable monthly in arrears on the first Business Day of each month, at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate, provided that after the occurrence and during the continuation of an Event of Default such rate shall be equal to the Default Rate. Each Revolving Credit Loan, advance and other extension of credit shall be deemed evidenced by the Note, which is deemed incorporated by reference herein and made a part hereof.

             (d) Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty percent (80%) of Qualified Accounts due and owing from any Medicaid/Medicare, Insurer or other Account Debtor (the "Borrowing Base").

        Section 2.2. Loan Administration. Borrowing under the Loan shall be as follows:

             (a) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 2:00 p.m. Eastern time one (1) Business Day prior to the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the day after the due date in the amount required to pay such interest or other Obligation if not paid on the due date thereof.

             (b) Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(i) shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower or Lender from time to time or elsewhere if pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

             (c) All Revolving Credit Loans, advances and other extensions of credit to or for the benefit of Borrower shall constitute one general Obligation of Borrower, and shall be secured by Lender's lien upon all of the Collateral.

             (d) Lender shall enter all Revolving Credit Loans as debits to a loan account in the name of Borrower and shall also record in said loan account all payments, prepayments and repayments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

             (e) Lender will account to Borrower monthly with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to therein.

         Section 2.3. Collections, Disbursements, Borrowing Availability, and Lockbox Account. Borrower shall maintain a depository account (the "Depository Account") with First Union National Bank of Florida (the "Depository Bank"), subject to the provisions of this Agreement, and shall execute with the Depository Bank a Depository Agreement in the form attached as Exhibit B, and such other agreements related thereto as Lender may reasonably require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into a depository account in the name of the Medical Group, that collected funds in such account are swept on a daily basis from the Medical Group depository account to the Depository Account, and that all collected funds paid into the Depository Account are immediately transferred into a depository account maintained by Lender at Bank One Arizona, N.A. or First Bank, N.A., as determined by Lender in its reasonable discretion and communicated to Borrower (the "Concentration Account"). Lender shall apply, on a daily basis, all collected funds transferred into the Concentration Account pursuant to this
Section 2.3 to reduce the outstanding indebtedness under the Revolving Credit Loans. To the extent that any collections of Accounts or proceeds of other Collateral are not sent to the Depository Account by the Medical Group but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Concentration Account immediately upon receipt by Borrower. All funds transferred from the Concentration Account for application to Borrower's indebtedness to Lender shall be applied to reduce the Loan balance on the date received in the Concentration Account, but for purposes of calculating interest shall be subject to a nine (9) Business Day clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.3 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default exists.

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         Section 2.4. Fees.

             (a) At Closing, Borrower shall unconditionally pay to Lender a commitment fee equal to five-sixths of one percent (0.8333%) of the Maximum Loan Amount (the "Commitment Fee").

             (b) For so long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly usage fee (the "Usage Fee") equal to one twelfth (1/12th) of one percent (0.08333%) of the average amount by which the Maximum Loan Amount exceeds the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Usage Fee shall be payable monthly in arrears on the first Business Day of each successive calendar month.

             (c) For so long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly loan management fee (the "Loan Management Fee") equal to one tenth of one percent (0.10%) of the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Loan Management Fee shall be payable monthly in arrears on the first day of each successive calendar month.

             (d) Borrower shall pay to Lender all out-of-pocket audit and appraisal fees in connection with audits and appraisals of Borrower's books and records, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower; provided, however, that except during the existence of an Event of Default such audits and appraisals shall be limited to two per twelve month period.

             (e) Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of Revolving Credit Loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender of any check or item of payment received or delivered to Lender on account of Obligations.

         Section 2.5. Payments. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of
(i) the receipt by Borrower or Lender of any proceeds of any of the Collateral, to the extent of such proceeds, (ii) the occurrence of an Event of Default if the Revolving Credit Loan and the maturity of the payment of the Obligations are accelerated by the Lender, or (iii) the termination of this Agreement pursuant to Section 2.8 hereof; provided, however, that if any Revolving Credit Loan made by Lender in excess of the Borrowing Base shall exist at any time, Borrower shall, immediately upon demand, repay such overadvance. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first Business Day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (ii) the occurrence of an Event of Default if the Revolving Credit Loan and the maturity of the payment of the Obligations are accelerated by the Lender, or (iii) the termination of this Agreement pursuant to Section 2.8

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hereof. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan, all other charges and any other obligations of Borrower hereunder, shall be made to Lender to the Concentration Account, in immediately available funds.

         Section 2.6. Use of Proceeds. The proceeds of Lender's advances under the Loan shall be used solely for general corporate purposes of Borrower.

         Section 2.7. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loan. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary herein, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect.

         Section 2.8. Term.

             (a) Subject to Lender's right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect for a period of two (2) years from the Closing Date, unless terminated as provided in this Section 2.8 (the "Term"), and this Agreement shall be renewed for one-year periods thereafter upon the mutual written agreement of the parties; provided that without limiting the generality of the foregoing, Borrower shall have the right to request, and Lender shall consider in good faith, the renewal during the period commencing 14 months prior to the expiration of the Term.

             (b) Notwithstanding anything herein to the contrary, Lender may terminate this Agreement without notice upon or after the occurrence and during the continuation of an Event of Default.

             (c) Upon at least five (5) days prior written notice to Lender, Borrower may terminate this Agreement, provided that, at the effective date of such termination, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other Obligations owing under the terms of this Agreement and any other Loan Documents) as liquidated damages for the loss of bargain and not as a penalty, an amount equal to (i) two percent (2%) of the Maximum Loan Amount if the effective date of such termination by Borrower is on or prior to the first annual anniversary of the Closing Date, and
(ii) one percent (1%) of the Maximum Loan Amount if the effective date of such termination by Borrower is after the first annual anniversary of the Closing

Date and prior to the second annual anniversary of the Closing Date.

             (d) All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties, and representations, of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds.


                                   ARTICLE III

                                   COLLATERAL

         Section 3.1. Generally. As security for the payment of all liabilities of Borrower to Lender under this Agreement, including without limitation: (i) indebtedness evidenced under the Note, repayment of Revolving Credit Loans, advances and other extensions of credit, all fees and charges owing by Borrower, and all other liabilities and obligations of every kind or nature whatsoever of Borrower to Lender, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, related or unrelated, due or to become due, including but not limited to any extensions, modifications, substitutions, increases and renewals thereof, (ii) the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the following property in accordance with the terms of this Agreement, and (iii) the payment of all expenses incurred by Lender in connection therewith (collectively, the "Obligations"), Borrower hereby assigns and grants to Lender a continuing first priority lien on and security interest in, upon, and to the following property (the "Collateral"):

             (a) All of Borrower's now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description, and any contract rights, chattel paper, documents and instruments with respect thereto;

             (b) All of Borrower's now owned and hereafter acquired or arising general intangibles of every kind and description pertaining to its Accounts, accounts receivable and other rights to payment, including, but not limited to, all existing and future customer lists,

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choses in action, claims, books, records, contracts, returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records, and data related to the Accounts;


             (c) All of Borrower's monies and other property of every kind and nature now or at any time or times hereafter in the possession of or under the control of Lender or a bailee or Affiliate of Lender; and

             (d) The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

         Section 3.2. Lien Documents. At Closing and thereafter as Lender deems necessary in its reasonable discretion, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its sole discretion):

             (a) UCC-1 Financing statements pursuant to the Uniform Commercial Code in effect in the jurisdiction(s) in which Borrower operates, which Lender may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; provided that a carbon, photographic, or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement; and

             (b) Any other agreements, documents, instruments, and writings deemed reasonably necessary by Lender or as Lender may otherwise request from time to time in its reasonable discretion to evidence, perfect, or protect Lender's lien and security interest in the Collateral required hereunder.

     Section 3.3.  Collateral Administration.

             (a) All Collateral (except deposit accounts) will at all times be kept by Borrower at its principal office(s) as set forth on Exhibit C hereto and shall not, without prior notice to Lender, be moved therefrom.

             (b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form reasonably satisfactory to Lender. In addition, if Borrower's chief financial officer has actual knowledge that Accounts in an aggregate face amount in excess of $50,000.00 have become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Qualified Accounts or otherwise, Borrower shall notify Lender of such occurrence on the first Business Day following such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If requested by Lender upon an Event of Default, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of claims, invoices or other information related thereto.

             (c) Whether or not an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender or any designee of Lender to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

             (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender retains the right at all times after the occurrence and during the continuation of an Event of Default, subject to applicable law regarding Medicaid/Medicare Account Debtors, to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

         Section 3.4. Other Actions. In addition to the foregoing, Borrower (i) shall, upon Lender's request, provide prompt written notice to each private indemnity, managed care or other Insurer who either is currently an Account Debtor or becomes an Account Debtor at any time following the date hereof that the Lender has been granted a first priority lien and security interest in, upon and to all Accounts applicable to such Insurer, and (ii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of continuation statements, amendments to financing statements, and any other documents required hereunder. At Lender's request, Borrower shall also immediately deliver to Lender all items for which

Lender must receive possession to obtain a perfected security interest. Borrower shall, on Lender's demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

         Section 3.5. Searches. Prior to Closing, and thereafter (as and when requested by Lender in its reasonable discretion), Borrower shall obtain and deliver to Lender the following documents (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), all at its own expense:

             (a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, or assets;

             (b) Judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and

             (c) Good standing certificates showing Borrower to be in good standing in its state of incorporation and in each other state in which it is doing and presently intends to do business for which qualification is required.

         Section 3.6. Power of Attorney. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) effective upon the occurrence and during the continuance of an Event of Default, with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower's Accounts;
(b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender hereunder (provided that it deliver copies of the foregoing promptly to the Borrower); and (c) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in any Collateral.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to Lender, and shall be deemed to represent and warrant on each day on which any Revolving Credit Loans shall be borrowed, that:

         Section 4.1. Subsidiaries. Except as set forth in Schedule 4.1, Borrower has no subsidiaries.

         Section 4.2. Organization and Good Standing. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary except where the failure to be so qualified would not have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to perform its obligations under the Loan Documents (a "Material Adverse Effect"), has the corporate power and authority to own its assets and transact the business in which it is engaged, and has obtained all material certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of its business.

         Section 4.3. Authority. Borrower has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate action. No consent or approval of shareholders of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations hereunder.

         Section 4.4. Binding Agreement. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting creditors' rights or remedies..

         Section 4.5. Litigation. Except as disclosed in Schedule 4.5, there are no actions, suits, proceedings or investigations pending or threatened, to Borrower's knowledge, against Borrower before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.

         Section 4.6. No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations thereunder will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance upon the property of Borrower under: (a) any provision of Borrower's certificate of incorporation or bylaws, (b) any provision of any law, rule, or regulation applicable to Borrower, or (c) any of the following: (i) any material indenture or other material agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (ii) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

         Section 4.7. Financial Condition. The financial statements of the Borrower as of November 30, 1996, certified by the chief financial officer of the Borrower, which have been delivered to Lender, fairly present in all material respects the financial condition of the Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnote disclosure). There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of the Borrower as of the dates of such financial statements which are not reflected therein or in the notes thereto. There has been no material adverse change in the business, properties, condition (financial or otherwise) or operations of the Borrower since December 31, 1996. The Borrower's fiscal year ends on December 31. The federal tax identification number of Borrower is 65-0676079.

         Section 4.8. No Default. Borrower is not in default under or with respect to any obligation which would cause a Material Adverse Effect. No Event of Default or event which, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

         Section 4.9. Title to Properties. Borrower has good and marketable title to its properties and assets, including the Collateral and the properties and assets reflected in the financial statements described in Section 4.7, subject to no lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens. Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens.

         Section 4.10. Taxes. Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date hereof except for taxes being contested in good faith by appropriate proceedings. All tax liabilities of Borrower were, as of December 31, 1996 and are now, adequately provided for on Borrower's books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

         Section 4.11. Securities and Banking Laws and Regulations.
             (a) The use of the proceeds of the Loan and Borrower's issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T, G, or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying "margin stock" within the meaning of those regulations. No part of the proceeds of the Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

             (b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

         Section 4.12. ERISA. Except as described in SCHEDULE 4.12, no employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued pursuant thereto that is maintained by Borrower or under which Borrower could have any liability under ERISA (a) has failed to meet minimum funding standards established in Section 302 of ERISA,
(b) has failed to comply with all applicable material requirements of ERISA and of the Internal Revenue Code, including all applicable material rulings and regulations thereunder, (c) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code, or (d) has been terminated. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

         Section 4.13. Compliance with Law. Except as described in SCHEDULE 4.13, Borrower is not in violation of any material statute, rule or regulation of any Governmental Authority (including, without limitation, any material statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls) except any violation that would not have a Material Adverse Effect. Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business which if not obtained would have a material adverse effect on Borrower and its Subsidiaries taken as a whole. Borrower is current with all material reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions.

         Section 4.14. Environmental Matters. No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material is occurring on or from any real property on which the Collateral is located or which is owned, leased or otherwise occupied by Borrower (the "Premises"), as a result of any action of Borrower, except as described in SCHEDULE 4.14. All Hazardous Material used, treated, stored, transported to or from, generated or handled on the Premises, by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner. There are no underground storage tanks present on or under the Premises. No material environmental, public health or safety hazards exist with respect to the Premises.

         Section 4.15. Places of Business. As of the Closing Date, the only places of business of Borrower, and the places where it keeps the Collateral and records concerning the Collateral, are at the addresses set forth in SCHEDULE 4.15.

         Section 4.16. Intellectual Property. Borrower owns or possesses all the material patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without, to the Borrower's knowledge, any conflict with the rights of others. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights which would have a Material Adverse Effect.

         Section 4.17. Stock Ownership. As of the Closing Date, the identity of the stockholders of record of all classes of the outstanding stock of the Borrower, together with the respective ownership percentages held by such stockholders, are as set forth on SCHEDULE 4.17.

         Section 4.18. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the Borrower's knowledge, there is no fact known to Borrower that materially adversely affects or in the future may materially adversely affect the business, operations, affairs or financial condition of Borrower, or any of its properties or assets.

         Section 4.19. Investments, Guarantees, and Certain Contracts. As of the Closing Date, Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowing from, any Person, except as described on SCHEDULE 4.19.

         Section 4.20. Business Interruptions. Within five years prior to the date hereof, neither the business, property or assets, or operations of Borrower has been materially adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower. There are no pending or, to the Borrower's knowledge, threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

         Section 4.21. Names. Within five years prior to the date hereof, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on SCHEDULE 4.21. Borrower is the sole owner of all names listed on that Schedule and any and all business done and invoices issued in such names are Borrower's sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

         Section 4.22 Joint Ventures. As of the Closing Date, Borrower is not engaged in any joint venture or partnership with any other Person, except as set forth on SCHEDULE 4.22.

         Section 4.23 Accounts. Lender may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Except in the case of any representation or statement known by Borrower to be inaccurate when made or deemed made, the inaccuracy or breach thereof shall result in the applicable Account ceasing to be a Qualified Account but shall not result in an Event of Default if the applicable Account or Accounts are for an aggregate amount that is less than two percent (2%) of the Maximum Loan Amount. Unless otherwise indicated in writing to Lender, with respect to each Qualified Account:

             (a) It is genuine and in all respects what it purports to be, and has not been reduced by a judgment;

             (b) It arises out of a completed, BONA FIDE sale and delivery of goods or rendition of services by the Medical Group in the ordinary course of its business and in accordance (in all material respects) with the terms and conditions of all purchase orders, contracts, or other documents relating thereto and forming a part of the contract between the Medical Group and the Account Debtor;

             (c) It is for an amount maturing as stated in an invoice covering such sale or rendition of services;

             (d) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any lien or any known offset, deduction, defense, dispute, counterclaim or any other adverse condition, and to the best of Borrower's knowledge each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

             (e) To the best of Borrower's knowledge there are no facts, events or occurrences which to Borrower's knowledge in any way impair the validity or enforceability of any Qualified Accounts;

             (f) To the best of Borrower's knowledge the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to the Qualified Account was executed;

             (g) It has been billed and forwarded to the Account Debtor for payment in accordance in all material respects with applicable laws and compliance and conformance in all material respects with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Qualified Account; and

             (h) the Medical Group has obtained and currently has all Medicaid and Medicare provider numbers, licenses, permits and authorizations to the extent necessary to ensure the validity of such Qualified Accounts.

         Notwithstanding anything in this Agreement to the contrary, Lender acknowledges and agrees that, where the context requires, all references to herein to (i) Medical Services provided by Borrower (or language of similar import), and (ii) contracts and other payment obligations from Insurers and Medicaid/Medicare Account Debtors to Borrower shall mean and refer to the Medical Group (as defined in the Recitals to this Agreement) in lieu of Borrower; provided, however, that such construction shall in no way limit the scope of any of Borrower's representations, warranties, covenants or Obligations contained herein or in any of the other Loan Documents.


                                    ARTICLE V

                        CLOSING AND CONDITIONS OF LENDING

         Section 5.1. Conditions Precedent to Agreement. The obligation of Lender to enter into and perform this Agreement and to make Revolving Credit Loans is subject to the following conditions precedent:

             (a) Lender shall have received two (2) originals of this Agreement and all other Loan Documents required to be executed and delivered at or prior to Closing (other than the Note, as to which Lender shall receive only one original), executed by Borrower and any other required Persons, as applicable.

             (b) Lender shall have received all searches and good standing certificates required by Section 3.5.

             (c) Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of the Loan Documents.

             (d) There shall have occurred and be continuing no Event of Default and no event which, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

             (e) The representations and warranties contained in Article IV shall be true and correct.


             (f) Lender shall have received copies of all board of directors resolutions of the Borrower, and other corporate action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan thereunder, as well as the names and signatures of the officers of Borrower authorized to execute documents on its behalf in connection herewith, all as also certified as of the date hereof by Borrower's chief financial officer, and such other papers as Lender may require.

             (g) Lender shall have received copies, certified as true, correct and complete by a corporate officer of Borrower, of the certificate of incorporation of Borrower, with any amendments thereto and all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents.

             (h) Lender shall have received a written opinion of counsel for Borrower, dated the date hereof, in the form of EXHIBIT D.

             (i) Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered hereunder, including without limitation an initial borrowing base certificate calculating the Borrowing Base.

             (j) Lender shall have received the Commitment Fee.

             (k) The Depository Accounts and the Concentration Account shall have been established.

             (l) Lender shall have received a certificate of Borrower's chief financial officer, dated the Closing Date, certifying that all of the conditions specified in this Section have been fulfilled.

         Section 5.2. Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement, no Loan proceeds, Revolving Credit Loans, advances or other extensions of credit under the Loan shall be disbursed hereunder unless the following conditions have been satisfied or waived immediately prior to such disbursement:

             (a) The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in
Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 6.1 hereof).

             (b) No Event of Default or event which, with the giving of notice or the lapse of time, or both, could become an Event of Default shall have occurred and be continuing or would result from the making of the disbursement or advance.

             (c) No material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower and its Subsidiaries taken as a whole shall have occurred and be continuing with respect to Borrower since the date hereof.

         Section 5.3. Closing. Subject to the conditions of this Article V, the Loan shall be made available on the date as is mutually agreed by the parties (the "Closing Date") at such time as may by mutually agreeable to the parties upon the execution hereof (the "Closing") at such place as may be requested by Lender.

         Section 5.4. Waiver of Rights. By completing the Closing hereunder, or by making advances under the Loan, Lender does not waive a breach of any representation or warranty of Borrower hereunder or under any other Loan Document, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that for so long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of Borrower under the Loan Documents:

         Section 6.1. Financial Statements and Collateral Reports. Borrower will furnish to Lender (a) an accounts receivable aging schedule on a form reasonably acceptable to Lender within fifteen (15) days after the end of each calendar month; (b) payable aging schedules within fifteen (15) days after the end of each calendar month; (c) internally prepared monthly financial statements for Borrower, certified by the chief financial officer of Borrower, within forty-five (45) days of the end of each calendar month, accompanied by management analysis and actual versus budget variance reports; (d) if and to the extent prepared by Borrower, annual projected, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrower's fiscal years; (e) internally prepared annual financial statements for

Borrower within sixty (60) days after the end of each of Borrower's fiscal years; (f) beginning with fiscal year ending December 31, 1996 annual audited financial statements for the Borrower prepared by Ernst & Young, LLP, or a firm of independent public accountants reasonably satisfactory to Lender, within one hundred thirty-five (135) days (or one hundred fifty (150) days in the case of the 1996 audit) after the end of each of Borrower's fiscal years; (g) promptly upon receipt thereof, copies of any reports submitted to Borrower by independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (h) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; and (i) such additional information, reports or statements as Lender may from time to time reasonably request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP. All internally prepared financial statements shall be preliminary, unaudited and subject to year end adjustments.

         Section 6.2. Payments Hereunder. Borrower will make all payments of principal, interest, fees, and all other payments required hereunder, under the Loan, and under any other Loan Documents, as and when due.

         Section 6.3. Existence, Good Standing, and Compliance with Laws. Borrower will do or cause to be done all things necessary (a) to obtain and keep in full force and effect all material corporate existence, rights, licenses, privileges, and franchises of Borrower necessary to the ownership of its property or the conduct of its business, and comply in all material respects with all applicable present and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower; and (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by Section 6.7 hereof.

         Section 6.4. Legality. The Borrower shall make sure that the making of the Loan and each disbursement or advance under the Loan shall not be subject to any penalty or special tax (other than withholding taxes), shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

         Section 6.5. INTENTIONALLY DELETED.

         Section 6.6. Taxes and Charges. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower, or its income or profits or upon its properties or any part thereof, before the same shall be in default and prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, would become a lien or charge upon the properties or any part thereof of Borrower; PROVIDED, HOWEVER, that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, and the Borrower shall have set aside on their books adequate reserve therefor; and PROVIDED FURTHER, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially adversely affected, altered or impaired thereby.

         Section 6.7. Insurance. Borrower will carry adequate public liability and professional liability insurance with responsible companies reasonably satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area.

         Section 6.8. General Information. Subject to Section 9.20, Borrower will furnish to Lender such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower, and permit upon reasonable notice and only during business hours, any officer, employee or agent of Lender to visit and inspect any of the properties, to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, all at such times and as often as Lender may reasonably require provided that Lender shall give Borrower reasonable opportunity to participate in any discussions with Borrower's accountants.

         Section 6.9. Maintenance of Property. Except as permitted by Section 7.4, Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, betterment and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         Section 6.10. Notification of Events of Default and Adverse Developments. Borrower promptly will notify Lender upon the occurrence of: (a) any Event of Default; (b) any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default; (c) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower as of the date of such statements; (d) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which could reasonably be expected to materially adversely affect its condition (financial or otherwise) or operations or to expose Borrower to uninsured liability of $250,000.00 or more; (e) any default claimed by any other creditor for Borrowed Money of Borrower other than Lender in respect of Borrowed Money in a principal amount in excess of $250,000.00; and (f) any other development in the business or affairs of Borrower which would be materially adverse; in each case describing the nature thereof and (in the case of notification under clauses (a) and (b)) the action Borrower proposes to take with respect thereto.

         Section 6.11. Employee Benefit Plans. Borrower will (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under
Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (a) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (b) upon the occurrence of any event which would trigger the assertion of a claim for withdrawal liability against Borrower; and (c) upon the occurrence of any event which would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

         Section 6.12. Financing Statements. Borrower shall provide to Lender evidence satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted hereby) and to perfect and protect Lender's first priority lien and security interest in the Collateral, as Lender may request.


         Section 6.13. Financial Records. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

         Section 6.14. Collection of Accounts. Borrower shall continue to collect its Accounts in the ordinary course of business.

         Section 6.15. Places of Business. Borrower shall give ten (10) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

         Section 6.16. Business Conducted. Borrower shall continue in the business presently conducted by it. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

         Section 6.17. Litigation and Other Proceedings. Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than $250,000.00

         Section 6.18. Bank Accounts. Borrower shall assign to Lender all of its depository and disbursement accounts into which proceeds of accounts are deposited.

         Section 6.19. Submission of Collateral Documents. Borrower will, on reasonable demand of Lender, but subject to limitations under applicable law and contractual or other confidentiality obligations, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

         Section 6.20. Licensure; Medicaid/Medicare Cost Reports. The Medical Group will maintain all provider numbers and licenses necessary to ensure the validity of Qualified Accounts, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. If required, all Medicaid/Medicare cost reports will be properly filed by the Medical Group.

         Section 6.21. Officer's Certificates. Together with the monthly financial statements delivered pursuant to clause (c) of Section 6.1, and together with the audited annual financial statements delivered pursuant to clause (f) of that Section, Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance reasonably satisfactory to Lender setting forth:

             (a) The information required in order to establish whether Borrower is in compliance with the requirements of Section 7.18 as of the end of the period covered by the financial statements then being furnished; and

             (b) That the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the statements being delivered and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

         Section 6.22. INTENTIONALLY DELETED.

         Section 6.23. Retention of Key Officers. Absent death or disability, Naresh Nagpal, M.D. and David Fater shall serve without interruption as President and Chief Executive Officer, and Chief Financial Officer, respectively, of Borrower.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

         Borrower covenants and agrees that so long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of the Borrower under the Loan Documents:

         Section 7.1. Borrowing. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money without Lender's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Borrower shall be permitted to incur the following: (a) indebtedness to Lender; (b) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted or not prohibited by Section 7.3 hereof; (c) accounts payable to trade creditors and current operating expenses which are not aged more than one hundred twenty (120) days from the billing date or more than sixty
(60) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (d) borrowing incurred in the ordinary course of its business and not exceeding $100,000.00 in the aggregate outstanding at any one time; (e) borrowed money not to exceed $250,000.00 in the aggregate outstanding at any one time incurred by the Borrower or any subsidiary after the Closing Date; provided, that (i) such Indebtedness for Borrowed Money is incurred on account of purchase money or finance lease arrangements of assets acquired by the Borrower or a Subsidiary after the Closing Date, (ii) each such purchase money or finance lease arrangement does not exceed the cost of the assets acquired or leased; (iii) any Lien securing such purchase money or finance lease arrangement does not extend to the Collateral or any assets or property other than that purchased or leased;
(f) capital leases of equipment not to exceed $100,000.00 of aggregate lease obligations in any calendar year; (g) indebtedness for Borrowed Money as set forth on Schedule 7.1 of this Agreement. If an Event of Default shall have occurred, Borrower will not make voluntary prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender).

         Section 7.2. INTENTIONALLY OMITTED

         Section 7.3. Liens and Encumbrances. Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

         Section 7.4. Merger, Acquisition, or Sale of Assets. Borrower will not without Lender's prior written consent, which shall not be unreasonably withheld, enter into any merger or consolidation with or acquire all or substantially all of the assets of any Person, and will not sell, lease, or otherwise dispose of any of the assets except in the ordinary course of its business except for (a) sales of assets not to exceed $50,000.00 in any calendar year; (b) asset purchases in the ordinary course of Borrower's business of acquiring/managing medical practices (including without limitation purchases of assets from medical practitioners for use in rendering services under management service agreements with such practitioners); and (c) sales or dispositions of used or obsolete equipment no longer useful in the business.

         Section 7.5. Sale and Leaseback. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without the prior written notice to, and the express written consent of, Lender, which consent may be withheld in Lender's sole discretion.

         Section 7.6. Distributions and Management Fees. Borrower will not declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall Borrower pay or become obligated to pay management fees or fees of a similar nature to any Person; provided, however, that so long as Lender has not notified Borrower of the existence of an Event Default hereunder, Borrower may make any such dividends or other distributions or purchase, redeem or otherwise acquire for value such outstanding stock, return any such capital, or pay any such management fees or fees of a similar nature subject any other terms and conditions of this Agreement.

         Section 7.7. Loans. Borrower will not make loans or advances to any Person, other than (i) trade credit extended in the ordinary course of its business; (ii) advances for business travel and similar temporary advances in the ordinary course of business to officers, stockholders, directors, and employees; and (iii) advances to physician groups under management services agreements.

         Section 7.8. Contingent Liabilities. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (ii) for Borrowed Money permitted to be incurred under
Section 7.1.

         Section 7.9. Subsidiaries. Borrower will not, without Lender's prior written consent, which shall not be unreasonably withheld, form any subsidiary.

         Section 7.10. Compliance with ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

         Section 7.11. INTENTIONALLY DELETED.

         Section 7.12. Transactions with Affiliates. Borrower will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms no less favorable to Borrower than it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited hereunder. For purposes of the foregoing, Lender consents to the transactions described on Schedule 7.12.

         Section 7.13. Use of Lender's Name. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

         Section 7.14. INTENTIONALLY DELETED.

         Section 7.15. Contracts and Agreements. Borrower will not become or be a party to any contract or agreement which would cause the Borrower to breach this Agreement.

         Section 7.16. Margin Stock. Borrower will not carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

         Section 7.17. Truth of Statements and Certificates. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

         Section 7.18. Net Worth. Borrower will not at any time allow its net worth, as computed in accordance with GAAP, to fall below $5,000,000.00 (excluding the effect of accelerated write-offs of intangibles).

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         Section 8.1. Events of Default. Each of the following (individually, an

"Event of Default" and collectively, the "Events of Default") shall constitute an Event of Default hereunder:

             (a) A default in the payment of any installment of principal of, or interest upon, the Note when due and payable, whether at maturity or otherwise, which default shall have continued unremedied for a period of five (5) days after written notice thereof from Lender to Borrower;

             (b) A default in the payment of any other charges, fees, or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable, which default shall have continued unremedied for a period of five (5) days after written notice from Lender;

             (c) A default in the due observance or performance by Borrower of any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of twenty (20) days after written notice from Lender;

             (d) If any representation or warranty made by Borrower herein or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection herewith or therewith proves to have been incorrect or misleading in any material respect when made, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender;

             (e) If any obligation of Borrower (other than its Obligations hereunder or under any agreement referred to in Section 8.1(r)) for the payment of Borrowed Money in a principal amount in excess of $250,000.00 is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

             (f) If Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

             (g) If Borrower files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against Borrower any such proceeding which remains undismissed for a period of sixty (60) days, or any Borrower by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days;

             (h) If one or more final judgments in excess of $250,000.00 against Borrower or attachments against its property not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstated on appeal, undischarged, unbounded and undismissed for a period of ten (10) days;

             (i) A Reportable Event which would constitute grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a lien or encumbrance is entered to secure any deficiency or claim;

             (j) INTENTIONALLY DELETED.

             (k) If there shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of $100,000.00;

             (l) INTENTIONALLY DELETED.

             (m) INTENTIONALLY DELETED.

             (n) If Borrower ceases any material portion of its business operations as presently conducted;

             (o) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

             (p) Borrower shall be criminally indicted or convicted under any law that would lead to a forfeiture of substantially all of the Collateral.

             (q) There shall occur a material adverse change in the financial condition or business prospects of Borrower and its Subsidiaries taken as a whole, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender.

             (r) Borrower or the Medical Group shall have breached any of the material terms of the Tri-Party Agreement executed by Borrower, Lender and the Medical Group in connection with this Agreement and such breach shall be continuing, or an Event of Default shall have occurred and be continuing under any other loan agreement between Borrower (or any of its subsidiaries or other Affiliates) and Lender (or any Affiliate of Lender) having a loan commitment in excess of $250,000; provided, however, that if such Event of Default arises under either Article IV, Article VI or Article VII of a Loan and Security Agreement that is substantially in the form of this Agreement (or any comparable provisions in any other form of loan agreement) and pertains to a medical practice other than the Medical Group, the Event of Default under such other loan agreement shall not constitute an Event of Default under this Agreement unless Lender determines, in its reasonable business judgment, that the Event of Default in question has a material adverse effect on Lender's security interest in the Collateral under this Agreement or on Borrower and its subsidiaries when taken as a whole.

         Section 8.2. Acceleration. Upon the occurrence and during the continuation of any of the foregoing Events of Default, the Note shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided that, upon the happening of any event specified in
Section 8.1.(g) hereof, the Note shall be immediately due and payable without declaration or other notice to Borrower.

         Section 8.3. Remedies.

             (a) In addition to all other rights, options, and remedies granted to Lender under this Agreement, upon the occurrence and during the continuance of an Event of Default Lender may (i) terminate the Loan, whereupon all outstanding Obligations shall be immediately due and payable, (ii) exercise all other rights granted to it hereunder and all rights under the Uniform Commercial Code in effect in the applicable jurisdiction(s) and under any other applicable law, and (iii) exercise all rights and remedies under all Loan Documents now or hereafter in effect, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                   (i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process, and to exercise all rights and remedies available to Lender with respect to the Collateral under the Uniform Commercial Code in effect in the jurisdiction(s) in which such Collateral is located;

                   (ii) The right to (by its own means or with judicial assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (b), without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

                   (iii) The right to require Borrower at Borrower's expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender;

                   (iv) The right to reduce the Maximum Loan Amount or to use the Collateral and/or funds in the Concentration Account in amounts up to the Maximum Loan Amount for any reason; and

                   (v) The right to relinquish or abandon any Collateral or any security interest therein.

             (b) Borrower agrees that a notice received by it at least five (5) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral.

         Section 8.4. Nature of Remedies. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy, in any order, (a) the liabilities and Obligations of Borrower to Lender under this Agreement, or (b) upon the occurrence of an Event of Default under the Loan and Security Agreement relating to Orthopaedic Associates of Bethlehem, Inc./ Lehigh Valley Bone, Muscle & Joint Group, L.L.C. (the "Pennsylvania Loan Agreement") that causes an Event of Default hereunder pursuant to Section 8.1(r) above, the liabilities and obligations of Borrower to Lender thereunder, or (c) upon the occurrence of an Event of Default under the Loan and Security Agreement relating to South Texas Spinal Clinic, P.A. (the "San Antonio Loan Agreement") that causes an Event of Default hereunder pursuant to Section 8.1(r) above, the liabilities and obligations of Borrower to Lender thereunder. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loan, and all other existing and future liabilities and obligations of Borrower to Lender (including, without limitation, those arising under the Pennsylvania Loan Agreement and the San Antonio Loan Agreement), are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. Notwithstanding anything in this Section 8.4 to the contrary, Lender acknowledges and agrees that if as of September 1, 1997 there is no continuing Event of Default under either this Agreement, the Pennsylvania Loan Agreement or the San Antonio Loan Agreement, the cross-collateralization provisions of this
Section 8.4 involving the Pennsylvania Loan Agreement and the San Antonio Loan Agreement shall be eliminated.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1. Expenses and Taxes.

             (a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with all out-of-pocket charges and expenses incurred by Lender in connection with the negotiation, preparation and execution of each of the Loan Documents. Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Lender (including the fees and expenses of Lender's counsel) in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under the Loan Documents.

             (b) Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues, any personal property tax or any withholding taxes), if any, in connection with the issuance of the Note and the recording of the security documents therefor. The obligations of Borrower under this clause (b) shall survive the payment of Borrower's indebtedness hereunder and the termination of this Agreement.

         Section 9.2. Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

         Section 9.3. No Waiver; Cumulative Rights. No waiver by any party hereto of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

         Section 9.4. Notices. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder:

             (a) If to Lender, at:

                 HCFP Funding, Inc.
                 2 Wisconsin Circle, Suite 320
                 Chevy Chase, Maryland 20815
                 Attn:  John K. Delaney, President
                 Telephone:  (301) 961-1640
                 Telecopier: (301) 664-9860


             (b) If to Borrower, at:
                 Bone, Muscle & Joint, Inc.
                 4800 North Federal Highway
                 Suite 104-D
                 Boca Raton, FL 33431
                 Attn:  Mr. David H. Fater
                        Executive Vice President
                        and Chief Financial Officer
                 Telephone:  (561) 391-1311
                 Telecopier: (561) 391-1389

             Copies to:

                 O'Sullivan Graev & Karabell, LLP
                 30 Rockefeller Plaza, 41st Floor
                 New York, New York 10112

                 Attn:  Lawrence G. Graev, Esquire
                 Telephone: (212) 408-2400
                 Telecopier: (212) 408-2420


If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or telecopier, notice shall be deemed to be given when delivered, and if sent by prepaid courier, notice shall be deemed to be given on the next Business Day following deposit with the courier.

         Section 9.5. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

         Section 9.6. Successors and Assigns. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign or transfer, all (but not less than all) of its rights or obligations hereunder, or participate any or all of its rights or obligations hereunder, without the consent of Borrower, but will notify Borrower in advance of any such assignment, transfer or participations. In the event of any such participation by Lender, Lender's obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to Borrower for the performance of such obligations, Lender shall remain the holder of any Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if Lender had not sold such participating interest, and the Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under the Loan Documents. Lender shall retain the sole right to approve, without the consent of participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to the Loan or any commitment in which such participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to the Loan or such commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any the Loan or such commitment, or releases all or substantially all of the Collateral.

         Section 9.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

         Section 9.8. Interpretation. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words "herein," "hereof," and "hereunder" shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

         Section 9.9. Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection therewith shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans herein contemplated and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full.

         Section 9.10. Release of Lender. Borrower releases Lender, its officers, employees, and agents, of and from any claims for loss or damage resulting from acts or conduct of any or all of them, unless caused by Lender's recklessness, gross negligence, or willful misconduct.

         Section 9.11. Time. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Maryland (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower's performance under this Agreement and all other Loan Documents.

         Section 9.12. Commissions. The transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower's cost and expense, including Lender's counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

         Section 9.13. Third Parties. No rights are intended to be created hereunder or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including without limitation Borrower's duties under any account or contract in which Lender has a security interest.

         Section 9.14. Discharge of Borrower's Obligations. Lender, in its sole discretion, shall have the right at any time, and from time to time, without prior notice to Borrower if Borrower fails to do so in violation of the provisions of this Agreement, to: (a) obtain insurance covering any of the Collateral as required hereunder; (b) pay for the performance of any of Borrower's obligations hereunder; (c) discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Loan, until reimbursed to Lender and shall be secured by the Collateral. Such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

         Section 9.15. Information to Participants. Lender may divulge (subject to the confidentiality obligations contained in Section 9.20) to any it may obtain in the Loan, or any portion thereof, all information, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any other Loan Document.

         Section 9.16. Indemnity. Borrower hereby agrees to indemnify and hold harmless Lender, its partners, officers, agents and employees (collectively, "Indemnitee") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys' fees and expenses) arising from Borrower's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties hereunder, or from the breach of any of the representations or warranties contained in Article IV hereof unless caused by Lenders recklessness, gross negligence or willful misconduct. In addition, Borrower shall defend Indemnitee against and save it harmless from all claims of any Person with respect to the Collateral unless caused by Lenders recklessness, gross negligence or willful misconduct. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.16 shall survive the payment in full of the Obligations and the termination of this Agreement.

         Section 9.17. Choice of Law; Consent to Jurisdiction. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTE IS COMMENCED BY LENDER IN THE STATE OF MARYLAND OR FEDERAL COURT LOCATED IN THE STATE OF MARYLAND, BORROWER AND LENDER HEREBY CONSENT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS DESCRIBED IN
SECTION 9.4 HEREOF.

         Section 9.18. Waiver of Trial by Jury. EACH OF BORROWER AND LENDER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUES TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF BORROWER AND LENDER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH OF BORROWER AND LENDER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

         Section 9.19. Confession of Judgment. UPON AN EVENT OF DEFAULT, BORROWER AUTHORIZES ANY ATTORNEY ADMITTED TO PRACTICE BEFORE ANY COURT OF RECORD IN THE UNITED STATES OR THE CLERK OF SUCH COURT TO APPEAR ON BEHALF OF BORROWER IN ANY COURT IN ONE OR MORE PROCEEDINGS, OR BEFORE ANY CLERK THEREOF OR PROTHONOTARY OR OTHER COURT OFFICIAL, AND TO CONFESS JUDGMENT AGAINST BORROWER IN FAVOR OF LENDER IN THE FULL AMOUNT DUE ON THIS AGREEMENT (INCLUDING PRINCIPAL, ACCRUED INTEREST AND ANY AND ALL CHARGES, FEES AND COSTS) PLUS ATTORNEYS' FEES PLUS COURT COSTS, ALL WITHOUT PRIOR NOTICE OR OPPORTUNITY OF BORROWER FOR PRIOR HEARING. BORROWER AGREES AND CONSENTS THAT VENUE AND JURISDICTION SHALL BE PROPER IN THE CIRCUIT COURT OF ANY COUNTY OF THE STATE OF MARYLAND OR OF BALTIMORE CITY, MARYLAND, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND. BORROWER WAIVES THE BENEFIT OF ANY AND EVERY STATUTE, ORDINANCE, OR RULE OF COURT WHICH MAY BE LAWFULLY WAIVED CONFERRING

UPON BORROWER ANY RIGHT OR PRIVILEGE OF EXEMPTION, HOMESTEAD RIGHTS, STAY OF EXECUTION, OR SUPPLEMENTARY PROCEEDINGS, OR OTHER RELIEF FROM THE ENFORCEMENT OR IMMEDIATE ENFORCEMENT OF A JUDGMENT OR RELATED PROCEEDINGS ON A JUDGMENT. THE AUTHORITY AND POWER TO APPEAR FOR AND ENTER JUDGMENT AGAINST BORROWER SHALL NOT BE EXHAUSTED BY ONE OR MORE EXERCISES THEREOF, OR BY ANY IMPERFECT EXERCISE THEREOF, AND SHALL NOT BE EXTINGUISHED BY ANY JUDGMENT ENTERED PURSUANT THERETO; SUCH AUTHORITY AND POWER MAY BE EXERCISED ON ONE OR MORE OCCASIONS FROM TIME TO TIME, IN THE SAME OR DIFFERENT JURISDICTIONS, AS OFTEN AS LENDER SHALL DEEM NECESSARY, CONVENIENT, OR PROPER.

         Section 9.20 Confidentiality. Subject to the provisions of the following paragraph, Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of banks and other financial institutions and in any event may make disclosure reasonably required by a prospective assignee or participant (a participant or assignee being referred to as a "Transferee") in connection with the contemplated participation or assignment or as required by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee or prospective Transferee to agree (and require any of its Transferees to agree) to comply with this paragraph. Each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

         The Borrower authorizes Lender to disclose to any Transferee and any prospective Transferee any and all information in Lender's possession concerning the Borrower and the Collateral; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with the immediately preceding paragraph the confidentiality of any confidential information described therein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ATTEST:                            HCFP FUNDING, INC.
(Seal)                             a Delaware corporation


By:________________________        By:__________________________
   Name:                              Name:
   Title:                             Title:


ATTEST:                            BONE, MUSCLE & JOINT, INC.
(Seal)                             a Delaware corporation


By:________________________        By:__________________________
   Name:                              Name:
   Title:                             Title:

                                LIST OF EXHIBITS


Exhibit A - Form of Revolving Credit Note

Exhibit B - Concentration Account Agreement

Exhibit C - Locations of Collateral

Exhibit D - Form of Legal Opinion

                                LIST OF SCHEDULES

Schedule 1.36  -    Permitted Liens

Schedule 4.1   -    Subsidiaries

Schedule 4.5   -    Litigation

Schedule 4.13  -    Non-Compliance with Law


Schedule 4.14  -    Environmental Matters

Schedule 4.15  -    Places of Business

Schedule 4.16  -    Licenses

Schedule 4.17  -    Stock Ownership

Schedule 4.19  -    Borrowing and Guarantees

Schedule 4.21  -    Trade Names

Schedule 4.22  -    Joint Ventures

Schedule 7.12  -    Transactions with Affiliates